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                                                                      EXHIBIT 11



                 LETCHWORTH INDEPENDENT BANCSHARES CORPORATION




                               AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                               DECEMBER 31, 1997

Income available to common shareholders                               $3,135,724

BASIC EARNINGS PER SHARE
     Weighted average shares outstanding                                 946,220
     Basic earnings per share                                         $     3.31

DILUTED EARNINGS PER SHARE
     Weighted average shares outstanding                                 946,220
     Dilutive effect of:
          Warrants                                                        62,404
          Stock options                                                   35,276
                                                                      ----------

Adjusted weighted average shares outstanding                           1,043,900
Diluted earnings per share                                            $     3.00


Notes

      There was a dilutive effect on earnings per share relating to stock options as the year end market price of the common stock exceeded the exercise price of the stock options. However, fully diluted earnings per share is immaterially different than primary earnings per share.